WhiteWave Foods Announces Leadership Appointments

•	Blaine McPeak promoted to newly created position of Chief Operating Officer, effective December 1, 2015

•	Kevin Yost promoted to U.S. Group President, Americas Foods & Beverages, effective December 1, 2015

•	Chief Financial Officer Kelly Haecker to leave the company effective March 31, 2016, to spend more time with his family; Will be Succeeded by Greg Christenson currently Chief Financial Officer of Americas Foods & Beverages

•	Gregg Engles Remains Chairman of the Board and Chief Executive Officer

DENVER, Colo. – November 16, 2015 – The WhiteWave Foods Company (NYSE: WWAV) today announced that Blaine McPeak, President of Americas Foods & Beverages, will be promoted to the newly created position of Chief Operating Officer and will assume responsibility for all global operations of the company. McPeak will continue to report to Chairman of the Board and Chief Executive Officer Gregg Engles. To further strengthen WhiteWave’s management structure, Kevin Yost, President of Americas Fresh Foods, will be promoted to U.S. Group President of Americas Foods & Beverages, overseeing WhiteWave’s U.S. businesses including Silk, So Delicious, Horizon, Wallaby Organic, Earthbound Farm and International Delight. Yost will report to McPeak. The international operations of Americas Foods & Beverages will continue to be managed by McPeak.

“Congratulations to Blaine, Kevin and Greg on their well-deserved promotions to expanded leadership roles at WhiteWave. We are fortunate as a company to have such an extraordinary group of leaders, as well as strong talent throughout our entire organization. Since WhiteWave became a public company in 2012, we have experienced tremendous growth, bringing significant value to our shareholders, employees, customers and other stakeholders. As we continue to grow our core businesses, acquire new brands and expand geographically, we need to ensure we have the robust organizational capabilities required to manage our current and future growth initiatives,” said Gregg Engles, Chairman and Chief Executive Officer. “I am pleased that Blaine McPeak will assume an expanded leadership role as COO. In response to our growing organizational requirements, I am also pleased that Kevin Yost will assume leadership of a unified Americas Foods & Beverages business, where he will be in a position to drive continued growth and foster greater collaboration among all our Americas businesses. I will continue to lead WhiteWave as Chairman and CEO. Having Blaine and Kevin in these new roles will allow me to focus my time on future growth strategies and other value-creating opportunities.”

WhiteWave also announced that Chief Financial Officer Kelly Haecker has decided to leave the company effective March 31, 2016, to spend more personal time with his family. Over the course of the next four months Haecker will ensure a smooth transition of his responsibilities to Greg Christenson, who will be promoted to Executive Vice President, Chief Financial Officer of WhiteWave, effective April 1, 2016, reporting to Engles. Christenson, 48, has served as Senior Vice President and Chief Financial Officer, Americas Foods & Beverages since June 2013. In that role, he has strengthened the capabilities of the finance, accounting and IT functions within this $2.5 billion segment and supported strategic growth initiatives, including integrating acquired businesses and partnering with business leaders to deliver strong results. Christenson has spent nearly 20 years in various financial roles at WhiteWave, Oberto Brands and Kraft.

“Words cannot adequately describe the respect and admiration I have for Kelly Haecker. He has been a trusted advisor and steadfast business partner since our IPO. Kelly has had a tremendous positive impact on WhiteWave during the ten years he has spent with us and he will be sorely missed,” said Engles. “We are fortunate to have Greg step into this important role, with a transition period supported by Kelly. I am confident that Greg will continue to bring to the entire WhiteWave enterprise what he has delivered to our Americas Foods & Beverages segment, including a keen understanding of our industry and business, the leadership to successfully integrate new businesses and an ability to deliver strong financial results.”

ABOUT WHITEWAVE’S KEY LEADERS
McPeak has spent nearly 25 years in the food industry, nearly a decade of which has been in key leadership roles at WhiteWave. McPeak most recently led the company’s Americas Foods & Beverages segment as President, which accounted for nearly 70 percent of WhiteWave’s sales as of September 30, 2015. McPeak played a key role in partnering with Engles to take WhiteWave public and has proven experience growing its core businesses, expanding geographically, collaborating on M&A initiatives, as well as building a strong, talented organization.

In the new role of U.S. Group President of Americas Foods & Beverages, Yost will continue to drive strong organic growth, build additional capabilities in our Americas organization, and strengthen collaboration among WhiteWave’s U.S. businesses. Yost has a strong background in the branded food and beverage industry and experience leading businesses to operational excellence, and has established a strong foundation for growth at WhiteWave’s Earthbound Farm business. Prior to joining WhiteWave in January 2014, he led Dean Foods’ $1.8 billion Morningstar business and was instrumental in orchestrating its sale to Saputo, Inc., a global food and beverage company. After the sale Yost was appointed President and Chief Operating Officer of Saputo’s Dairy Foods Division (USA).

Prior to joining WhiteWave, Christenson was Vice President and Chief Financial Officer of Oberto Brands, a meat snacks company, from January 2011 to June 2013, and was responsible for finance, accounting, treasury, information systems, procurement, strategy, legal and risk management. Before that Christenson spent 14 years at Kraft Foods, Inc. in various management positions of increasing responsibility, most recently as Director of Finance, Cheese, a business with over $2.5 billion in sales.

Bernard Deryckere, President of Europe Foods & Beverages, will remain in his current role and report to McPeak. Deryckere joined WhiteWave when it acquired the Alpro business in mid-2009. Under Deryckere’s leadership the business has seen tremendous growth, with its sales increasing over 60 percent from 2009 through 2014. Prior to joining WhiteWave, Deryckere managed Alpro for its private owner. Before that he held numerous executive leadership positions at Unilever and Henkel.

ABOUT THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce throughout North America and Europe. The Company also holds a 49% ownership interest in a joint venture that manufactures, markets, distributes, and sells branded plant based beverages in China. WhiteWave is focused on providing consumers with innovative, great tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products. The Company’s widely recognized, leading brands distributed in North America include Silk®, So Delicious® and Vega™ plant based foods and beverages, International Delight® and LAND O LAKES®* coffee creamers and beverages, Horizon Organic® and Wallaby Organic premium dairy products and Earthbound Farm® organic salads, fruits and vegetables. Its popular plant based foods and beverages brands in Europe include Alpro® and Provamel®, and its plant based beverages in China are sold under the Silk® ZhiPuMoFang® brand. To learn more about WhiteWave, visit www.whitewave.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

CONTACTS
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